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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 September 27, 2002

CORNERSTONE REALTY FUND, LLC
(Exact name of registrant as specified in its charter)

California	333-63656	33-0827161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4590 MacArthur Blvd., Suite 610
Newport Beach, California 92660
(Address of principal executive offices)

(949) 852-1007
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets

Normandie Business Center, Torrance, CA

        On September 27, 2002, we acquired an existing multi-tenant industrial park known as Normandie Business Center. Normandie Business Center is located on approximately 2.45 acres and is comprised of two single-story buildings containing a total of 48,979 leasable square feet. Our total acquisition cost, including expenses, was approximately $3,915,000. This amount may also increase by additional costs, which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $80 per square foot of leasable space.

        The property is located in Torrance, California, and is in the South Bay submarket of Los Angeles. The South Bay is the largest and most active industrial submarket in Los Angeles County and enjoys a vacancy rate less than 4%. Normandie Business Center was 96.3% leased on the acquisition date. The property has exhibited high historical occupancy rates and above-average rental rate growth as shown below.

Year Ending December 31	Average Annual Occupancy (%)	Average Annual Rent Per Sq. Foot ($)
1997	data unavailable	data unavailable
1998	data unavailable	data unavailable
1999(1)	90.78%	7.39
2000	90.07%	7.79
2001	89.41%	8.07
2002 — YTD	93.50%	8.72
Current	96.30%	9.03

(1)
reflects partial year data

        We purchased this property with our own funds, without debt financing.

        In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot, occupancy and analyzed how the property compares to comparable properties in its market. We believe that this property is well located, has good roadway access and will attract quality tenants. This property will be subject to competition from similar multi-tenant industrial parks within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

        The property was built in 1989 and based upon our building inspection, the property is in good physical condition. We intend to make modest repairs and improvements to this property over the next few years. In addition to standard industry reserves for repairs and maintenance, we have budgeted approximately $150,000 for short- and long-term capital improvements.

        No single tenant leases more than 7% of the total leasable area of the property, nor does any tenant have rights to acquire the property or portions thereof.

        For federal income tax purposes, the depreciable basis of the property will be approximately $2,125,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 39 years.

        As of September 27, 2002, a total of 47,154 square feet was leased to 28 tenants. The following table sets forth certain information with respect to those leases:

Tenant Name	Approximate leasable area leased (sq. ft.)	Expiration date	Renewal Options	Current Annual Rent ($)	Base rent per sq. ft. per annum ($)
American Stone Designs	2,555	Mar-06	—	24,632	9.64
BM Foreign Cars	2,190	Mar-05	—	20,420	9.32
Charles C. Ewing	1,825	Nov-05	5 yr.	18,497	10.14
D. Rossini/D.R. Custom Cabinet	2,920	Jul-04	—	28,512	9.76
Esequiel Cervantes/EC Auto	1,825	Apr-05	—	17,193	9.42
European Auto Repair	1,200	Jun-03	—	9,641	8.03
Gardena Brake and Alignment	2,343	Oct-03	—	20,518	8.76
Serrano Company	2,190	Mar-07	—	22,864	10.44
H. Jimenez/Henry's Auto	2,908	Oct-02	—	29,662	10.20
Hisayoshi Fruit/Enonvativ For	1,825	Aug-03	—	18,722	9.96
J. Nunez/GT Banner Supply	1,200	Mar-03	—	10,735	8.95
Kanoko, Inc.	3,358	Aug-04	—	33,542	9.99
Kwok Lim Yue/Promis Auto	1,200	Feb-05	—	10,684	8.90
Lance Richlin	1,200	Aug-03	—	10,735	8.95
M. Lozano/Toespeed Fabricators	1,200	M-T-M	—	11,165	9.30
K. Smuckler/NYCE Motorsports	2,190	Feb-05	—	22,338	10.20
Philip Lee/Pro Audio	1,825	Apr-05	—	19,053	10.44
Robert Hilden, Jr.	1,200	Jul-03	—	10,735	8.95
Sean Willett	1,200	Oct-02	—	9,360	7.80
Y. Morishima/Y's Export	1,200	M-T-M	—	12,580	10.48
D. Rossini/D.R. Custom Cabinet	1,200	Feb-03	—	9,648	8.04
Edgeion, Inc.	1,200	Feb-05	—	9,648	8.04
Mary Lou Davis	1,200	Apr-04	—	9,648	8.04
Bertram Balch & Peter Balch	1,200	Apr-03	—	9,648	8.04
S. Fumihira/La Selva	1,200	May-05	—	9,648	8.04
S. Church/Church Automotive	1,200	Jun-04	—	9,648	8.04
J. Sanabria/Acrylic Aquariums	1,200	Aug-05	—	10,512	8.76
I. Restrepo/South Bay Welding	1,200	Sep-05	—	10,512	8.76

        The following table sets forth lease expiration information for the next ten years, assuming the one tenant with a renewal option does not exercise its right to renew:

Year Ending Dec. 31	No. of Leases Expiring	Approx. Amount of Expiring Leases (Sq. Feet)	Base Rent of Expiring Leases (Annual $)	Percent of Total Leasable Area Expiring (%)	Percent of Total Annual Base Rent Expiring (%)
2002	4	6,508	62,767	13.29%	14.56%
2003	8	11,368	100,998	23.21%	21.54%
2004	4	8,678	84,126	17.72%	17.37%
2005	10	15,855	160,105	32.37%	32.06%
2006	1	2,555	26,916	5.22%	5.24%
2007	1	2,190	25,733	4.47%	4.90%
2008	0	0	0	0.00%	0.00%
2009	0	0	0	0.00%	0.00%
2010	0	0	0	0.00%	0.00%
2011	0	0	0	0.00%	0.00%

        We received an appraisal which states that it was prepared in conformity with the Uniform Standards of Professional Practice and the Code of Ethics of the Appraisal Institute by an independent appraiser who is a member of the Appraisal Institute. The appraisal reported a prospective market value for Normandie Business Center as of February 1, 2002, of $3,900,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value. In addition, appraisals do not adjust for acquisition and closing costs which amounted to approximately $50,000 for this property.

Item 7.    Financial Statements and Exhibits

        The required financial statements will be filed by an amendment to this Current Report on Form 8-K no later than 60 days after October 12, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE REALTY FUND, LLC

By:	CORNERSTONE INDUSTRIAL PROPERTIES, LLC Its Managing Member
	By:	CORNERSTONE VENTURES, INC. Its Manager
		By:	/s/ TERRY G. ROUSSEL Terry G. Roussel, President

Dated: October 11, 2002

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